November 22, 2006

Genesis Lease Limited

Clarendon House
2 Church Street
Hamilton, HM 11

Bermuda

Attention:

John McMahon

Chief Executive Officer

SENIOR SECURED REVOLVING CREDIT FACILITY

COMMITMENT LETTER

Ladies and Gentlemen:

Citigroup Global Markets Inc. (“CGMI”), on behalf of Citigroup (as defined below), and Wachovia Capital Markets, LLC (“WCM” and, together with CGMI, each a “Co-Lead Manager” and collectively the “Co-Lead Managers”), on behalf of Wachovia (as defined below), are pleased to inform Genesis Lease Limited (“GLL”) of Citigroup’s commitment and Wachovia’s commitment to each provide Genesis Acquisition Limited, which we understand is in formation (the “Company”) 50% of the entire amount of a $250,000,000 (subject to an increase to $1,000,000,000 as provided for in Annex I provided that Citigroup and Wachovia each hereby commit individually to 50% of any such increase in any such commitment) senior secured revolving credit facility (the “Facility”) and for Citigroup to act as Administrative Agent, Wachovia to act as Syndication Agent, and Citigroup and Wachovia Bank, N.A. to each provide the Company 50% of the hedging arrangements for the Facility, subject to the terms and conditions of this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, this “Commitment Letter”).  The proceeds of the Facility will be used to purchase a portfolio of leased aircraft.  For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., “Wachovia” means WCM, Wachovia Bank, N.A., Variable Funding Capital Company LLC, and/or any of Citigroup’s or Wachovia’s affiliates as may be appropriate to consummate the transactions contemplated herein.  Citigroup and Wachovia are referred to as “Initial Lenders”.

Section 1.  Conditions Precedent.  The Initial Lenders’ commitment hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”); (ii) the absence of (A) any material adverse change in the business, financial condition, operations or prospects of the Company, or the Company and its subsidiaries taken as a whole, since incorporation and (B) any circumstance, change or condition in the loan syndication, financial or capital markets generally that, in the judgment of either Co-Lead Manager, could reasonably be expected to materially impair syndication of the Facility; (iii) the accuracy and completeness of all representations that GLL or the Company makes to the Initial Lenders and all information that GLL or the Company furnishes to the Initial Lenders; (iv) GLL’s compliance with the terms of this Commitment Letter, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; (v) completion of the initial public offering of common equity by GLL resulting in gross proceeds of not less than $600,000,000; (vi) the issuance of certain Class G-1 Floating Rate Asset Backed Notes Series 2006-1 by Genesis Funding Limited having the terms and conditions we have discussed with you and resulting in gross proceeds of not less than $810,000,000; and (vii) not later than 30 days prior to the Signing Date (as defined in the attached Annex I), (A) your making senior management and representatives of GLL and the Company available to participate in information meetings with potential Lenders and (B) the preparation by you of  a confidential information memorandum for distribution to potential Lenders.

Section 2.  Commitment Termination.  The Initial Lenders’ commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective and (b) February 15, 2007.  Before such date, either Initial Lender may terminate its commitment hereunder if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1.

Section 3.  Syndication.  The Initial Lenders reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of their commitment to one or more other financial institutions that will become parties to the Operative Documents pursuant to a syndication to be jointly managed by the Co-Lead Managers (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”).  The Co-Lead Managers will manage all aspects of the syndication in consultation with GLL and the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

GLL will cause the Company to take all actions as the Co-Lead Managers may reasonably request to assist the Co-Lead Managers in forming a syndicate acceptable to the Co-Lead Managers.  The Company’s assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as the Co-Lead Managers may reasonably request; (ii) preparing a confidential information memorandum for distribution to potential Lenders, (iii) using the Company’s best efforts to ensure that the syndication efforts benefit from the Company’s lending relationships; and (iv) providing the Co-Lead Managers with all information reasonably deemed necessary by it to successfully complete the syndication.

To ensure an effective syndication of the Facility, GLL agrees that until the termination of the syndication (as determined by the Co-Lead Managers), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof), without the prior written consent of the Co-Lead Managers.

Citigroup will act as the sole Administrative Agent for the Facility and Wachovia will act as the sole Syndication Agent for the Facility.  No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of the Initial Lenders.

Section 4.  Fees.  In addition to the fees described in Annex I, GLL will cause the Company to pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) among GLL, Citigroup and Wachovia.  The terms of the Fee Letter are an integral part of the Initial Lenders’ commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5.  Indemnification.  GLL shall indemnify and hold harmless Citigroup, Wachovia, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by GLL, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to GLL, the Company or any of its respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 6.  Costs and Expenses.  GLL shall cause the Company to pay, or to reimburse Citigroup and Wachovia, on demand for all out-of-pocket costs and expenses incurred by Citigroup and Wachovia (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated.  GLL shall also cause the Company to pay all costs and expenses of Citigroup and Wachovia (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Section 7.  Confidentiality. By accepting delivery of this Commitment Letter, GLL agrees that this Commitment Letter is for GLL’s confidential use only and will ensure that neither the Commitment Letter’s existence nor the terms hereof will be disclosed by GLL or the Company to any person other than GLL’s and the Company’s officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that GLL and the Company may make such other public disclosures of the terms and conditions hereof as GLL and the Company is required by law, in the opinion of GLL’s and the Company’s counsel, to make.  Notwithstanding any other provision in this Commitment Letter, Citigroup and Wachovia hereby confirm that GLL, the Company and the Company Representatives shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Section 8.  Representations and Warranties of GLL.  GLL represents and warrants that (i) all information that has been or will hereafter be made available to Citigroup, Wachovia, any Lender or any potential Lender by the Company or any of its representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by the Company and made available to Citigroup, Wachovia, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized).  GLL will cause the Company to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

In providing this Commitment Letter, Citigroup and Wachovia are relying on the accuracy of the information furnished to them by or on behalf of GLL, the Company and their respective affiliates without independent verification thereof.

Section 9.  No Third Party Reliance, Etc.  The agreements of Citigroup and Wachovia hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person.  Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.  GLL may not assign or delegate any of its rights or obligations hereunder without Citigroup’s and Wachovia’s prior written consent.  This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

GLL acknowledges that Citigroup, Wachovia and/or one or more of their affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with GLL’s or the Company’s interests.  Consistent with Citigroup’s and Wachovia’s policy to hold in confidence the affairs of their customers, neither Citigroup, Wachovia, nor any of their affiliates will furnish confidential information obtained from GLL or the Company to any of Citigroup’s or Wachovia’s other customers.  Furthermore, neither Citigroup, Wachovia, nor any of their affiliates will make available to GLL or the Company confidential information that Citigroup or Wachovia obtained or may obtain from any other person.

Section 10.  Governing Law, Etc.  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter.  Sections 3 through 8, 10 and 11 hereof shall survive the termination of Citigroup’s and Wachovia’s commitment hereunder. GLL acknowledges that information and documents relating to the Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.

Section 11.  Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate GLL’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to each of Thomas Bliemel, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York  10013 (fax: (212) 723-8677) and to Eric Blau, Director, Wachovia Capital Markets, LLC, One Wachovia Center, 301 South College Street, NC0174, Charlotte, NC 28288 (fax: (704) 374-3254) at or before 5:00 p.m. (New York City time) on December 22, 2006, the time at which Citigroup’s commitment hereunder (if not so accepted prior thereto) will terminate.  If GLL elects to deliver this Commitment Letter and the Fee Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By  /s/ Judith Fishlow Minter

Name:  Judith Fishlow Minter

Title:  Authorized Signatory

WACHOVIA CAPITAL MARKETS, LLC

By  /s/ Eric C. Blau

Name:  Eric C. Blau, Director

Title:  Authorized Signatory

ACCEPTED AND AGREED

on November 27, 2006:

GENESIS LEASE LIMITED

By  /s/ John McMahon

 Name: John McMahon

  Title:  Chief Executive Officer

ANNEX I

GENESIS ACQUISITION LIMITED

Senior Secured Revolving Credit Facility

Summary of Terms

The terms and conditions outlined within are subject to satisfactory documentation. The terms are not a comprehensive statement of all applicable terms and conditions that would be contained in the definitive legal documentation for the facility and the transaction contemplated herein.  Those matters that are not covered or made clear herein are subject to the mutual agreement of the parties.

Borrower:

Genesis Acquisition Limited (“GAL” or the “Borrower”) will be a newly incorporated, bankruptcy remote special purpose company incorporated in Bermuda.  Genesis Lease Limited (“GLS”), a Bermuda corporation, will beneficially own a majority of the common equity of GAL.

Co-Lead Arrangers and Bookrunners:	Citigroup Global Markets Inc. (“CGMI”) and Wachovia Capital Markets, LLC (“WCM” and, together with CGMI, the “Co-Lead Arrangers”).

Lenders:

Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein (“Citigroup”), Wachovia Bank, National Association and/or any of its affiliates as may be appropriate to consummate the transactions contemplated herein  (“WBNA”), Variable Funding Capital Company LLC (a third-party conduit administered by WBNA for which WBNA will act as liquidity provider), and a syndicate of banks arranged by CGMI and WCM in consultation with GAL.

Administrative Agent:	CGMI or an affiliate.

Swap Providers:	WBNA and Citigroup.

Manager:

GLS will provide certain administrative, accounting and other services to GAL (including reporting requirements under the Facility) pursuant to a management agreement in form and substance reasonably satisfactory to the Administrative Agent and the Co-Lead Arrangers (“GLS Management Agreement”).

Servicer:

GE Commercial Aviation Services Limited, an Irish company (“GECAS”), will service the assets being financed by the Facility, including remarketing responsibilities, under a servicing agreement substantially in the form of the Servicing Agreements to be entered into among GECAS and GLS and GECAS and Genesis Funding Limited as applicable (the “GECAS Servicing Agreement”).

Facility Description:

Senior secured revolving credit facility (the “Facility”). Amounts repaid under the Facility may be repaid and reborrowed during the period (the “Revolving Period”) ending on the business day preceding the Facility Conversion Date (as defined below), subject to meeting the Warehouse Borrowing Base Covenant (as defined below) and the other conditions set forth in the documentation.   The Borrower will have the option (the “Term Option”) to convert loans outstanding on the Facility Conversion Date (as defined below) into term loans upon providing the Administrative Agent with 30 days written notice.

The Facility will provide funding up to a specified percentage of the Initial Aircraft Value (as defined below) or Reappraised Aircraft Value (as defined below), as applicable, for Eligible Aircraft (as defined below) in order to finance a portion of the aggregate cost of new or used commercial aircraft (see “Eligible Aircraft” below).

Commitment Amount:

Initially $250 million (the “Initial Commitment Amount”) with a one-time option (the “Commitment Increase Option”) to increase by an additional $750 million (the “Commitment Increase Amount”).  The Maximum Commitment Amount means the Initial Commitment Amount or, if the Commitment Increase Option is exercised, the sum of the Initial Commitment Amount and the Commitment Increase Amount.

The Commitment Increase Option is a one-time option exercisable, in whole but not in part, by GAL at any time during the first 18 months from the Signing Date (the “Commitment Increase Availability Period”) with 30 days’ prior written notice to the Lenders.  If the Commitment Increase Option is exercised, the Commitment Increase Amount shall be allocated among the Lenders pro rata.

Signing Date:	The date of signing the definitive documentation for the Facility.

Facility Conversion Date:	Third anniversary of the Signing Date.

Maturity Date:	The later of:
1) the third anniversary of the Signing Date; or
2) the fifth anniversary of the Signing Date, if the Term Option is exercised.

Warehouse Advance Rate:

The advance rate (the “Warehouse Advance Rate”) shall be determined for each aircraft using the following schedule and shall be calculated in each case as a percentage of the Initial Aircraft Value or Reappraised Aircraft Value, as applicable.

Aircraft Tier Warehouse Advance Rate
Tier I 72.5%
Tier II 72.5%
Tier III 65.0%

Appraisal Test:	The Borrower shall seek Appraisals (as defined below) of the aircraft funded under the Facility on the following dates (each, a “Report Date”):
1) at the end of the 22-month period after the Signing Date; and
2) at the end of each six-month period following the initial Report Date.

Warehouse Borrowing Base Covenant:

The aggregate principal amount of the advances outstanding under the Facility shall not exceed the sum of the products of the respective Warehouse Advance Rates and the respective Initial Aircraft Values or Reappraised Aircraft Values, as applicable, of the Aircraft.

Optional Prepayment:	The Borrower may prepay the Facility, in whole or in part, using additional capital contributions or from excess cash flow.

Mandatory Prepayment Events:

1)       Upon the total loss or sale or other disposition of any Eligible Aircraft financed under the Facility (or the equity interests in any entity that holds any such Eligible Aircraft, including a transfer to any subsidiary of Genesis Lease Limited that is not a subsidiary of GAL), the Borrower will be required to prepay an amount sufficient for the loan-to-value to be in compliance with (i) the Warehouse Borrowing Base Covenant after giving effect to such loss, sale or disposition and (ii) the LTV Maintenance Test.  “LTV Maintenance Test” means that (x) the ratio of the aggregate principal amount of the loans outstanding under the Facility to the Initial Aircraft Values or Reappraised Aircraft Values, whichever is more recent, of all aircraft prior to such loss, sale or disposition does not exceed (y) the ratio of the aggregate principal amount of the loans outstanding under the Facility to the Initial Aircraft Values or Reappraised Aircraft Values, whichever is more recent, of all aircraft after such loss, sale or disposition.

2)       If the Borrower is not in compliance with the Warehouse Borrowing Base Covenant or the Appraisal Test (as defined above), the Borrower will be required to prepay advances in an amount sufficient for the Borrower to be in such compliance.

Security:	First priority perfected security interest and pledge or assignment, as applicable, in:
1) The equity, ownership and beneficial interests of each direct and indirect subsidiary of the Borrower (each an aircraft owning entity);
2) Leases relating to any Eligible Aircraft;
3) Insurances on the Eligible Aircraft;

4)       The lockbox account(s) into which lease rentals, insurance and requisition proceeds and sale proceeds are to be paid such account under the sole dominion and control of the Administrative Agent; and

5)       An international interest under the Cape Town Convention in each eligible airframe and related engines and an international interest in each eligible lease, which lease shall be assigned to the Administrative Agent.

Interest Rate:	One- or three-month LIBOR plus the Applicable Margin (as defined below).
Applicable Margin:	1) 1.75% per annum during the Revolving Period; and
2) 2.75% per annum thereafter, if the Term Option is exercised.

Commitment Fees:	1) 0.375% per annum on the unused amount of the Initial Commitment Amount, payable quarterly in arrears from the Signing Date.

2)       0.375% per annum on the unused amount of the Commitment Increase Amount (i) for a period of 12 months from the Signing Date, payable in advance on the Signing Date, (ii) thereafter for a period of 6 months, payable quarterly in arrears, in each case of (i) and (ii) whether or not the Commitment Increase Option is exercised, and (iii) thereafter, if the Commitment Increase Option is exercised, payable quarterly in arrears.  The fee payable under subclauses (i) and (ii) shall be non-refundable and fully earned on the Signing Date.

3)       In the case of the exercise of the Commitment Increase Option prior to the end of the first 12 months from the Signing Date, the Borrower shall receive a credit equal to the amount of the commitment fee paid with respect to the Commitment Increase Amount pursuant to subclause (i) of (2) above, for the period of time from the date of such exercise to the end of the first 12 months from the Signing Date.  The Borrower may apply any such credit towards its obligation to pay commitment fees hereunder.

Administrative Agent Fee:

An administrative agency fee in an amount equal to $100,000 per annum, payable in advance on the Signing Date and on each anniversary of the Signing Date for so long as any amount under the Facility is outstanding.

Initial Aircraft Value

The Initial Aircraft Value for any individual aircraft shall be the lowest of: (a) the documented purchase price (excluding any sales fees, commissions or expenses) therefor, (b) the current market value (“CMV”) thereof, and (c) the base value (“BV”) thereof.

Reappraised Aircraft Value:
Reappraised Aircraft Value for any individual aircraft shall be the lower of: (a) the CMV thereof, and (b) the BV thereof.

CMV and BV shall be calculated as the lower of the mean and median of three maintenance-adjusted current market value and base value appraisals (as applicable) from the most recent Appraisals approved by the Administrative Agent, acting on the instructions of the Required Lenders.

Appraisals:

Airclaims and two other independent appraisal firms (together the “Initial Appraisers”) will provide maintenance-adjusted appraisals (“Appraisals”), at the direction and expense of GAL/GLS. The Administrative Agent shall maintain the right to request additional Appraisals, to be delivered at the expense of GAL/GLS, during the continuance of a Facility Event of Default.

Eligible Aircraft; Concentration Limits:	Each aircraft shall comply with all the following criteria at the time of funding under the Facility in order to be eligible for such funding (“Eligible Aircraft”):
1) Aircraft are to be of the type outlined in the Eligible Aircraft table attached as Schedule A.
2) Aircraft are to be subject to leases with operators in non-“prohibited” jurisdictions as set out under the Concentration Limits table attached as Schedule B.
3) Aircraft are to be subject to an “eligible lease” by complying with the “Core Lease” provisions attached as Schedule C.

4)       Addition of aircraft cannot result in the weighted average age of the portfolio exceeding 10 years if the Commitment Increase Option has not been exercised or 8 years if the Commitment Increase Option has been exercised.

5) Age of the individual aircraft cannot exceed the maximum age specified in the Eligible Aircraft table attached.

6)       Remaining lease term for the lease associated with the individual aircraft must be greater than 2 years.  The Administrative Agent may waive this requirement, acting on the instructions of the Required Lenders.

7) The aircraft owning entity is not located in a “prohibited jurisdiction” and the aircraft is not used by a “prohibited person”, each as defined by the Office of Foreign Assets Control.
8) Each aircraft/engine type combination must have more than 10 operators. The Administrative Agent may waive this requirement, acting on the instructions of the Required Lenders.

9)       No more than 30% of world fleet for each aircraft type can be operated by the top 3 operators.  The Administrative Agent may waive this requirement, acting on the instructions of the Required Lenders.

10)    Appraisals of the aircraft to be dated no earlier than 60 days prior to the funding date, and physical inspection reports (which include a summary of the overall condition of the aircraft and a spec report) (such physical inspection reports may be waived by the Administrative Agent, acting on the instructions of the Required Lenders) completed either (x) no earlier than three (3) months prior to the funding date or (y) no earlier than 18 months prior to the funding date (or the date of the most recent heavy maintenance event for such aircraft) and accompanied by a certification satisfactory to the Administrative Agent as to the absence of any material adverse change to the condition of the aircraft since the date of such report.  A complete package consisting of such appraisals and physical inspection reports to be delivered to the Administrative Agent no later than 15 days prior to funding.

11) The Servicer of such aircraft must be GECAS or a replacement servicer as agreed to by the Administrative Agent, acting on the instructions of the Required Lenders.
12) Other customary eligibility criteria as may be agreed to by the Administrative Agent.

Supplemental Rent,

Supplemental rent (including maintenance-related payments) and security deposits (if applicable) on each financed aircraft will be held in segregated accounts pledged to the Administrative Agent and applied as directed by the Servicer.  In the event of a Servicer Default (as defined below), application of these payments will be directed by the Administrative Agent until a replacement Servicer is obtained.

Security Deposits and Letters of Credit:

All letters of credit provided by lessees in lieu of paying supplemental rent will be written directly in favor of GAL (or the Servicer).  The Facility will include an appropriate mechanism to ensure that the Administrative Agent can obtain control of such letters of credit if a Facility Event of Default is existing.

Interest Coverage Ratio:

1)       The ratio of EBITDA for any trailing period of three consecutive months to interest expense for such period shall apply from the earlier of (i) six months after the Signing Date and (ii) the Borrower having drawn down at least $100,000,000 under the Facility.

2)       The Borrower shall provide the Administrative Agent a quarterly report, setting forth in reasonable detail the calculations necessary to demonstrate the Interest Coverage Ratio as of the end of each quarterly period.

Conditions Precedent:	Customary for transactions of this nature, including but not limited to:
1) The Co-Lead Arrangers and the Administrative Agent are satisfied with the capital, legal and tax structure of GLS and GAL.
2) The Co-Lead Arrangers and the Administrative Agent are satisfied with the definitive documentation for the Facility.

3)       The Co-Lead Arrangers and the Administrative Agent are satisfied that all consents, approvals, authorizations, filings and registrations that are necessary or desirable in connection with the Facility have been obtained.

4)       The Administrative Agent shall have received certified copies of customary corporate documentation and approvals for GLS and GAL and acceptable legal opinions (including substantive consolidation opinions).

5) All representations and warranties are accurate.

6)       The absence of any material adverse change in the business, financial condition, operations or prospects of the Borrower, the Borrower and its subsidiaries taken as a whole, or GLS, in the sole determination of the Co-Lead Arrangers and the Administrative Agent.

7) Absence of any Default, Servicer Default or Manager Default.
8) Evidence satisfactory to the Co-Lead Arrangers and the Administrative Agent of the perfection and priority of the collateral security.

9)       Successful completion of the initial public offering of common equity by GLS resulting in gross proceeds of not less than $600,000,000 and the issuance of certain Class G-1 Floating Rate Asset Backed Notes Series 2006-1 by Genesis Funding Limited having the terms and conditions we have discussed with you and resulting in gross proceeds of not less than $810,000,000.

10) Other conditions precedent conventional for lending of this kind and otherwise required by the Administrative Agent and the Co-Lead Arrangers.

Conditions precedent to be satisfied before each advance is made under the Facility to include:
1) Timely delivery of the applicable notice of borrowing.
2) Delivery of aircraft appraisals, including physical inspection reports, in form and substance acceptable to the Administrative Agent no later than 15 days prior to date of advance.
3) Satisfactory evidence of lien perfection and priority as to collateral security, including priority search certificates for international interests under the Cape Town Convention.
4) Accuracy of representations and warranties including absence of defaults.
5) No material adverse change in the financial condition or business prospects of GLS or GAL, in the sole determination of the Co-Lead Arrangers and the Administrative Agent.
6) No breach of the Warehouse Borrowing Base Covenant.
7) Absence of any Default, Servicer Default or Manager Default.
8) The Interest Coverage Ratio is not less than 1.5 to 1.
9) Other drawdown conditions customary in facilities of this type and otherwise required by the Co-Lead Arrangers and the Administrative Agent.

Covenants:	Customary for transactions of this nature, including but not limited to:

1)       Informational covenants:  The Borrower will be required to deliver (a) monthly and quarterly servicer reports (in form and substance acceptable to the Administrative Agent) in the forms provided in the GECAS Servicing Agreement with restrictions on rent information to be agreed, (b) annual audited consolidated financial statements of GLS and annual unaudited financial statements of GAL within 90 days of year-end, (c) quarterly company-prepared consolidated statements of GLS and quarterly company-prepared statements of GAL within 60 days of the quarter-end, (d) monthly reports of transaction activity and the ongoing balances of the security deposit and supplemental rent accounts, (e) officer-signed compliance certificates in conjunction with delivery of reports, (f) periodically as required by the GECAS Servicing Agreement, copies of the Lease Operating Budget and the Aircraft Asset Expenses Budget and (g) upon request from the Administrative Agent, any or all reports, documentation and other written material required to be submitted by the Servicer to the Manager pursuant to the GECAS Servicing Agreement subject to the confidentiality and other provisions thereof.  In addition, a Borrowing Base certificate is required to be provided by GAL, with each servicer report, and at the time of each Borrowing and loss/sale/disposition of assets above US$5MM.

2) Insurance covenants: Insurance requirements shall meet the requirements of the GECAS Servicing Agreement.

3)       Audits/Reviews:  As required by the Administrative Agent, but in any case a minimum of one on-site due diligence per year for each of the Servicer (as provided in the GECAS Servicing Agreement) and Manager, the expenses of which shall be borne by GAL.

4) Servicer: GECAS or a replacement servicer as agreed by the Administrative Agent, acting on the instructions of the Required Lenders.
5) Limitations on encumbrances and additional indebtedness.
6) Limitation on engaging in certain business activities.
7) Limitation on consolidation, acquisition, merger and transfer of assets.
8) Notice of bankruptcy and insolvency proceedings.
9) Weighted average age of portfolio cannot exceed 10 years if the Commitment Increase Option has not been exercised or 8 years if the Commitment Increase Option has been exercised.
10) Title to not more than three aircraft will be held by a separate aircraft-owning entity.
11) Other usual and customary bankruptcy-remote SPC/issuer covenants.
12) Where applicable, covenants will be similar to those in the Trust Indenture among Genesis Funding Limited, the policy provider thereunder and the security trustee thereunder.

Facility Events of Default:	Facility Events of Default shall be customary for a facility of this type including but not be limited to:
1) Non-payment of interest within five (5) business days of the date when due.
2) Failure to pay outstanding balance by the Final Maturity Date.

3)       Failure to make required payments of principal when due, unless such principal payments were due to breach of the Warehouse Borrowing Base Covenant in which case failure to pay within sixty (60) days of date on which such breach occurred.

4)       Breach of a covenant which has not been remedied within thirty (30) days after breach, provided such breach is curable within 30 days and GAL has notified the Administrative Agent of such cure period in form and substance satisfactory to the Administrative Agent.

5) Customary insolvency and bankruptcy events, as to GAL.
6) Failure to furnish appraisals within 90 days of each Report Date.
7) GECAS is not the Servicer for any reason and has not been replaced by a replacement servicer acceptable to the Administrative Agent, acting on the instructions of the Required Lenders.
8) The Interest Coverage Ratio falls below 1.1 to 1 and is not cured within thirty (30) days of the determination of such shortfall.

Servicer Default:	As per the GECAS Servicing Agreement.

Manager Default:	As per the GLS Management Agreement. If a Manager Default occurs, the Administrative Agent will facilitate and coordinate the finding of a replacement manager.

Default Margin:	An increase of 2.00% on the Applicable Margin.

Required Lenders:	Lenders holding in aggregate more than 50% of the Facility.

Governing Law and Forum:	New York

Disclosure regarding Anti-Money Laundering:

To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.

The Lenders will require the following information from all third party issuers, including SPEs and/or Trusts established by issuers: full legal name, physical address (no PO boxes), Tax ID or  Social Security number (for individuals), and the date of birth in case of an individual.

Disclosure Regarding OFAC:

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in activities related to the proliferation of weapons of mass destruction.  OFAC’s directives and authority are based on various statutes, executive orders and regulations promulgated thereunder. To facilitate compliance, OFAC maintains lists of persons and countries with which U.S. persons are prohibited from dealing to the extent provided in the applicable rules and regulations.

A U.S. person found dealing with persons or entities on the OFAC lists may be assessed civil penalties by OFAC and may also be subject to criminal penalties.  The amount of any civil penalty may be based on a number of mitigating and aggravating factors considered by OFAC on a case-by-case basis.

The Lenders, in this case a “U.S. person,” will require the addition of certain provisions to the facility documents to support the Lenders’ OFAC compliance.

SCHEDULE A

Eligible Aircraft

Aircraft Type [1]	Maximum Age [2]	Commitment Amount =< $250MM3	Commitment Amount > $250MM4
Tier I
A319-100	10
A320-200	10	100%	100%
B737-700	10
B737-800	10
Tier II
A321-200[5]	10
A330-200	10
B737-400 (EFIS)	12	34% for whole
B737-300 (EFIS)	12	Tier with minimum
B747-400F	7	requirement of	50%
B757-200 ETOPS	12	two Tier I Aircraft
B757-200F	7	for each Tier II Aircraft
B767-300ER	12
B767-200F	7
B767-300F	7
B777-200ER	10
B777-300ER	10
ERJ-170	N/A
Tier III
A330-300	10
B737-300(Analog)	12	25% for whole
B737-400 (Analog)	12	Tier with minimum
B737-300F	7	requirement of	25%
B737-300QC	10	three Tier I Aircraft
B737-500	12	for each Tier III Aircraft
B757-200	12
MD-11F	10

All aircraft types and aircraft tiering are subject to change.

[2] Maximum ages subject to change.  Ages for freighters measured from date of conversion.

[3] Limits are based on Initial Aircraft Value of aircraft in the respective category / Initial Aircraft Value or most recent Reappraised Aircraft Value, as applicable, of all aircraft in the portfolio.

[4] Limits are based on Initial Aircraft Value of aircraft in the respective category / Initial Aircraft Value or most recent Reappraised Aircraft Value, as applicable, of all aircraft in the portfolio.

[5] Limitation does not apply with respect to first $100,000,000 of the Facility.

SCHEDULE B

Concentration Limits

Warehouse Concentration Limits	Warehouse Size (Debt Drawn) Up to $100MM(1)	Warehouse Size (Debt Drawn) >100 - 175 MM(2)	Warehouse Size (Debt Drawn) >175 - 250 MM(2)	Warehouse Size (Debt Drawn) > 250 MM(2)
Lessee Concentration Limits
Single lessee	$75MM	50.00%	30.00%	15.00%
Any other single lessee habitually based or domiciled in an undesignated country	$50MM	30.00%	20.00%	10.00%
Three largest lessees	N/A	80.00%	50.00%	30.00%
Country Concentration Limits
U.S.	N/A	50.00%	30.00%	25.00%
Single country rated the equivalent of BBB/Baa2 or better	N/A	50.00%	30.00%	22.50%
Other single countries	$75MM	50.00%	30.00%	15.00%
Region Concentration Limits
Developed Europe	N/A	70.00%	55.00%	40.00%
Developed Asia	N/A	70.00%	50.00%	35.00%
North America	N/A	50.00%	30.00%	25.00%
Emerging Europe and Africa/Middle East	N/A	60.00%	45.00%	35.00%
Latin America/Caribbean	N/A	50.00%	35.00%	25.00%
Emerging Asia and Indian Subcontinent	N/A	60.00%	45.00%	40.00%
Aggregate undesignated	$50MM	30.00%	20.00%	10.00%
Additional Aircraft Concentration Limits
Widebody	N/A	60%	40%	25%
Freighter	N/A	50%	30%	15%
Regional Jet	N/A	15%	15%	10%
Manufacturer: Boeing	N/A	N/A	N/A	70%
Manufacturer: Airbus	N/A	N/A	N/A	70%
Manufacturer: Other	N/A	15%	15%	10%

(1) Limits are based on maximum amount of debt that can be used in the respective category.

(2)  Limits are based on Initial Aircraft Value of aircraft in the respective category / Initial Aircraft Value or most recent Reappraised Aircraft Value, as applicable, of all aircraft in the portfolio.

Region	Countries
Developed Markets:
Europe	European Union (excluding Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Portugal and Slovakia), Iceland, Norway and Switzerland
North America	Canada and United States
Asia	Australia, Hong Kong, Japan, New Zealand and Singapore
Emerging Markets:
Europe	Bulgaria, Channel Islands, Croatia, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Northern Cyprus, Poland, Portugal, Russia, Slovakia and Turkey
Asia/Pacific	China, Guam, Indonesia, Macau, Malaysia, Philippines, South Korea, Taiwan, Thailand and Vietnam
Indian Subcontinent	India
Latin America/Caribbean	Argentina, Bermuda, Brazil, Cayman Islands, Chile, Colombia, Costa Rica, El Salvador, Guatemala, Mexico, Panama and Peru
Africa/Middle East	Bahrain, Egypt, Jordan, Kuwait, Morocco, Oman, Qatar, South Africa and United Arab Emirates
Undesignated

Algeria, Aruba, Bahamas, Barbados, Bangladesh, Belarus, Bhutan, Botswana, Brunei Darussalam, Dominican Republic, Falkland Islands, Faroe Islands, Fiji, French Guiana, French Polynesia, Greenland, Guadeloupe, Guinea, Honduras, Isle of Man, Israel, Jamaica, Kazakhstan, Kenya, Lebanon, Macedonia, Mauritius, Mongolia, Mozambique, Nepal, Netherlands Antilles, Nicaragua, Pakistan, Papua New Guinea, Paraguay, Puerto Rico, Romania, Samoa, Saudi Arabia, Seychelles, Sri Lanka, Suriname, Tanzania, Tonga, Trinidad & Tobago, Tunisia, Ukraine, Uruguay, Vanuatu and Venezuela

Prohibited

Albania, Afghanistan, Armenia, Azerbaijan, Belize, Bolivia, Bosnia and Herzegovina, Cambodia, Cameroon, Cape Verde Islands, Cuba, Ecuador, Equatorial Guinea, Eritrea, Ethiopia, Gambia, Georgia, Ghana, Grenada, Guyana, Haiti, Iran, Iraq, Kyrgyz Republic, Laos, Libya, Madagascar, Malawi, Moldova, Myanmar, Namibia, New Caledonia, Nigeria, North Korea, Sao Tome and Principe, Senegal, Serbia and Montenegro, Solomon Islands, Sudan, Syria, Turkmenistan, Uganda, Uzbekistan, Yemen, Zambia, Zimbabwe and all other countries not listed.

SCHEDULE C

Core Lease Provisions

1.

Representations and Warranties, etc.

representations and warranties or a legal opinion or such other comfort acceptable to the lessor as to, without limitation, the due execution of such lease by the related lessee and the validity of such lessee’s obligations thereunder, due authorization of such lease and procurement of relevant licenses and permits in connection therewith;

2.

Subleasing

permission to sublease only if the primary lessee thereunder remains obligated to make payments on such primary lease, except with respect to the specific classes of sublessees and under the specific conditions provided in such lease;

3.

Permitted Encumbrances

provisions requiring the lessee not to create any encumbrances in respect of the aircraft or the related engines, except for exceptions thereto consistent with the customary practices of any leading international aircraft operating lessor, including encumbrances not affecting the use or operation of the aircraft arising in the ordinary course of the lessee’s business;

4.

No Right to Sell

the lease shall not permit a lessee to sell any aircraft except, with respect to an aircraft the subject of a purchase option, pursuant to an agreement entered into by such lessee prior to the exercise of such purchase option to sell or otherwise transfer ownership of such aircraft upon the exercise of such purchase option;

5.

Events of Loss

provisions stipulating that the lease will terminate in the event of a total loss of the relevant aircraft (unless the lessee is provided a right to provide a replacement aircraft in accordance with the customary practices of any leading international aircraft operating lessor);

6.

Return of Aircraft

provisions for redelivery of the relevant aircraft, including, if applicable, replacement engines and parts, on expiry or termination of the lease (other than any expiration or termination coincident with the purchase of the relevant aircraft pursuant to exercise of a purchase option by the relevant lessee or in cases in which such lease provides for retention of the relevant aircraft by the lessee or for delivery to a third party), specifying the required return condition and any obligation upon the lessee to remedy or compensate the lessor, directly or indirectly, for any material deviations from such return condition, in each case considering the other terms of the relevant lease and to the extent consistent with the customary  practices of any leading international aircraft operating lessor;

7.

Termination Events

provisions setting forth the conditions under which the lessor may terminate a lease and repossess the relevant aircraft, at any time after the expiration of any agreed grace period or remedy period, in each case consistent with the customary  practices of any leading international aircraft operating lessor;

8.

Assignment

provisions prohibiting the assignment of any benefits or obligations under the lease to any person, subject to exceptions consistent with the customary  practices of any leading international aircraft operating lessor;

9.

Disclaimer of Conditions or Warranty

provisions acknowledging that when the lessee gives formal notice of acceptance of the relevant aircraft, it takes delivery of such aircraft with no condition, warranty or representation of any kind having been given by or on behalf of the lessor in respect of such aircraft, except as to matters expressly set forth in the lease or in connection with the acceptance of such aircraft;

10.

Net Lease

provisions stating the lessee’s obligation to make rental payments is absolute and unconditional under any and all circumstances and regardless of other events or similar provisions, subject to exceptions consistent with the customary practices of any leading international aircraft operating lessor.

11.

Maintenance

maintenance provisions consistent with the customary practices of any leading international aircraft operating lessor